Exhibit 1.1

FINAL TERMS

 27 May 2011

Western Power Distribution (East Midlands) plc

Issue of £100,000,000 Index Linked Senior Unsecured Notes due 1 June 2043

under the £3,000,000,000
Euro Medium Term Note Programme

Part A
Contractual Terms

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 27 April 2011 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the Prospectus Directive).  This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus.  Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus.  The Prospectus is available for viewing during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB.  The Prospectus and (in the case of Notes listed and admitted to trading on the regulated market of the London Stock Exchange) the applicable Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com.

1	Issuer:		Western Power Distribution (West Midlands) plc

2	(i)	Series Number:	3

	(ii)	Tranche Number:	1

3	Specified Currency or Currencies:		Sterling

4	Aggregate Nominal Amount:		£100,000,000

5	(i)	Issue Price of Tranche:	100 per cent. of the Aggregate Nominal Amount

	(ii)	Net Proceeds:	£99,375,000

6	(i)	Specified Denominations:	£100,000 and integral multiples of £l,000 in excess thereof up to and including £199,000. No Notes in definitive form will be issued with a denomination above £199,000.

	(ii)	Calculation Amount:	£1,000

7	(i)	Issue Date:	1 June 2011

	(ii)	Interest Commencement Date:	1 June 2011

8	Maturity Date:		1 June 2043

9	Interest Basis:		Index Linked Interest

10	Redemption/Payment Basis:		Redemption at par

11	Change of Interest Basis or Redemption/ Payment Basis:		Not Applicable

12	Put/Call Options:		Investor Put (further particulars specified below)

13	(i)	Status of the Notes:	Senior

	(ii)	Date approval by Committee of the Board of Directors for issuance of Notes obtained:	20 May 2011

14	Method of distribution:		Syndicated

Provisions Relating to Interest (if any) Payable

15	Fixed Rate Note Provisions		Not Applicable

16	Floating Rate Note Provisions		Not Applicable

17	Zero Coupon Note Provisions		Not Applicable

18	Index Linked Interest Note Provisions		Applicable

	(i)	Index/Formula:	UK Retail Price Index (RPI), as set out in the definition of "Index" or "Index figure" in Condition 7(a).

	(ii)	Index Figure applicable:
Any reference to the Index Figure applicable to a particular Calculation Date shall, subject as provided in Condition 7(c) (Changes in Circumstances Affecting the Index) and Condition 7(e) (Cessation of or Fundamental Changes to the Index) below, be calculated in accordance with the following formula:

                              (Day of Calculation Date - 1)
IFA = RPIm-3 +     _____________________   (RPIm-2 RPIm-3)
                         (Days in month of Calculation Date)

and rounded to five decimal places (0.000005 being rounded upwards) and where:

IFA means the Index Figure applicable;

RPIm–3 means the Index Figure for the first day of the month that is three months prior to the month in which the payment falls due;

RPIm–2 means the Index Figure for the first day of the month that is two months prior to the month in which the payment falls due.

	(iii)	Base Index Figure:	232.5 (RPI figure for March 2011).

	(iv)	Reference Gilt:	UKTI 0.625 per cent. due 2042.

	(v)	Interest Rate:	2.671 per cent. per annum payable semi-annually in arrear on the Specified Interest Payment Dates.

	(vi)	Calculation Agent:	HSBC Bank plc

	(vii)	Party responsible for calculating Rate of Interest (if not the Calculation Agent) and Interest Amount (if not the Agent):	Not Applicable

	(viii)	Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable:	Conditions 7(c) to (e) inclusive apply.

	(ix)	Specified Interest Payment Dates:	1 June and 1 December in each year, commencing 1 December 2011, subject to adjustment in accordance with the Following Business Day Convention in respect of payment dates only.

	(x)	Business Day Convention:	Following Business Day Convention

	(xi)	Additional Business Centre(s):	Not Applicable

	(xii)	Minimum Rate of Interest:	Not Applicable

	(xiii)	Maximum Rate of Interest:	Not Applicable

	(xiv)	Day Count Fraction:	Actual/Actual (ICMA)

19	Dual Currency Interest Note Provisions		Not Applicable

20	Ratings Downgrade Rate Adjustment		Not Applicable

Provisions Relating to Redemption

21	Issuer Call		Not Applicable

22	Investor Put		Applicable (Condition 6(g) (Redemption at the Option of Noteholders on a Restructuring Event) applies).

	(i)	Optional Redemption Date(s):	On the Put Date (as specified in the relevant Put Event Notice).

	(ii)	Notice period (if other than as set out in the Conditions):	Not Applicable

	(iii)	Optional Redemption Amounts of each Note and method, if any, of calculation of such amount(s):	£1,000 per Calculation Amount

23	Final Redemption Amount of each Note:		£1,000 per Calculation Amount

24	Early Redemption Amount of each Note payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required):		£1,000 per Calculation Amount

General Provisions Applicable to the Notes

25	Form of Notes:		Bearer

Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note.

	New Global Note:		Yes

26	Additional Financial Centre(s) or other special provisions relating to Payment Dates:		Not Applicable

27	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):		A Talon will mature on 1 December 2023.

28
Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:
Not Applicable

29	Details relating to Instalment Notes:

	(i)	Instalment Amount(s):	Not Applicable

	(ii)	Instalment Date(s):	Not Applicable

30	Redenomination applicable:		Redenomination not applicable

31	Other final terms:		Not Applicable

Distribution

32	(i)	If syndicated, names of Managers:	Barclays Bank PLC The Royal Bank of Scotland plc

	(ii)	Date of Subscription Agreement:	27 May 2011

	(iii)	Stabilising Manager (if any):	Barclays Bank PLC

33	If non-syndicated, name of relevant Dealer:		Not Applicable

34	U.S. Selling Restrictions:		Reg. S Compliance Category 2; TEFRA D

35	Additional selling restrictions:		Not Applicable

Purpose of Final Terms

These Final Terms comprise the final terms required to have admitted to the Official List of the FSA and admitted to trading in the Regulated Market of the London Stock Exchange the issue of Notes described herein pursuant to the £3,000,000,000 Euro Medium Term Note Programme of Western Power Distribution (East Midlands) plc and Western Power Distribution (West Midlands) plc.

Responsibility

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of
Western Power Distribution (East Midlands) plc

By:   ______________________________

Part B
Other Information

1	Listing and Admission to Trading

	(i)	Listing and admission to trading:
Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc and admitted to the Official List of the Financial Services Authority with effect from 1 June 2011.

	(ii)	Estimate of total expenses related to admission to trading:	£3,600

2	Ratings

	Ratings:		The Notes to be issued have been rated:

Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.: BBB

Moody’s Investor Services Limited: Baa1

Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. and Moody's Investor Services Limited are established in the European Union and have applied for registration under Regulation (EU) No 1060/2009, although notification of the corresponding registration decisions have not yet been provided by the relevant competent authority.

In general, European regulated investors are restricted from using a rating for regulatory purposes if such rating is not issued by a credit rating agency established in the European Union and registered under the Regulation (EU) No 1060/2009 (CRA Regulation) unless the rating is provided by a credit rating agency operating in the European Union before 7 June 2010 which has submitted an application for registration in accordance with the CRA Regulation and such registration is not refused.

3	Interests of Natural and Legal Persons Involved in the Issue

So far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.

4	Reasons for the Offer, Estimated Net Proceeds and Total Expenses

	(i)	Reasons for the offer	General corporate purposes

	(ii)	Estimated net proceeds:	£99,375,000

	(iii)	Estimated total expenses:	Not Applicable

5	Yield		Not Applicable

6	Performance of Index/Formula, Explanation of Effect on Value of Investment and Associated Risks and Other Information Concerning the Underlying

Information on the UK Retail Price Index can be found on Bloomberg page UKRPI.

7	Performance of Rate[s] of Exchange and Explanation of Effect on Value of Investment

Not Applicable

8	Operational Information

	(i)	ISIN Code:	XS0632038666

	(ii)	Common Code:	063203866

	(iii)	Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

	(vi)	Delivery:	Delivery against payment

	(v)	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

	(vi)	Intended to be held in a manner which would allow Eurosystem eligibility:	No